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                                                                     EXHIBIT 3.4


                          CERTIFICATE OF AMENDMENT TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                 EVERCOM, INC.


     EVERCOM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

     FIRST: The original Certificate of Incorporation of Evercom, Inc. (formerly known as Talton Holdings, Inc.) (hereafter the "Corporation") was filed with the Secretary of State of Delaware on November 12, 1996.

     SECOND: The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 23, 1996.

     THIRD: The Restated Certificate of Incorporation of the Corporation is amended as follows:

     Section FOURTH, Subsection A of the Restated Certificate of Incorporation of Evercom, Inc. is to be amended in its entirety to read as follows:

          "A. The total number of shares of stock which the Corporation shall have authority to issue is 100,000 shares (the "Capital Stock") of which 50,000 shares shall be common stock, par value $0.01 per share (the "Common Stock"), and 50,000 shares shall be preferred stock, par value $0.01 per share (the "Preferred Stock"). The Common Stock shall be divided into two classes. The first class shall consist of 49,600 shares and is designated Class A Common Stock ("Class A Common"). The second class shall consist of 400 shares and is designated Class B Common Stock ("Class B Common"). The Preferred Stock shall be divided into three classes. The first class shall consist of 6,000 shares and is designated Senior Preferred Stock ("Senior Preferred"). The second class shall consist of 39,000 shares and is designated Junior Preferred Stock ("Junior Preferred"). The third class shall consist of 5,000 shares and is designated First Preferred Stock ("First Preferred"). The First Preferred may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and
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     such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, subject to the provisions of this Certificate, including without limitation the restrictions and limitations set forth in Section FOURTH, Subsection C7. thereof."

     Section FOURTH, Subsection C1. of the Restated Certificate of Incorporation of Evercom, Inc. is to be amended in its entirety to read as follows:

          "1.  DIVIDENDS

          The holders of the Senior Preferred shall be entitled to receive dividends at the applicable Senior Preferred Rate (hereinafter defined), payable quarterly, out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation and shall be cumulative. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock, Junior Preferred Stock or First Preferred Stock of the Corporation during any fiscal year of the Corporation until dividends on the Senior Preferred at the applicable Senior Preferred Rate shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Any undeclared or unpaid dividends payable prior to April 1, 1999 shall not bear interest. Any undeclared or unpaid dividends payable after April 1, 1999, shall accrue interest at the applicable Senior Preferred Rate until declared and paid. Except for the fact that the dividends shall be cumulative, no further right shall accrue to holders of shares of the Senior Preferred in the event that dividends on said shares are not declared in any prior year. For purposes hereof, the Senior Preferred Rate shall be based upon $1000 per share and shall be eight percent (8%) per annum through March 31, 2001, shall be ten percent (10%) per annum from April 1, 2001 through June 30, 2001, and thereafter shall increase by 0.5% per annum for each additional three month period up to a maximum of 16% per annum."


     FOURTH:  The amendments to the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, this Amendment to Restated Certificate has been signed effective as of the 11th day of February, 1999.


                              EVERCOM, INC.



                              By:       /s/ JEFFREY D. CUSHMAN
                                    ----------------------------------
                                    Jeffrey D. Cushman, Vice President